Exhibit 10.23

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

Morgan Brown

This Second Amended and Restated Executive Employment Agreement (the “Agreement”), is dated March 3, 2017 and amends and restates the Amended and Restated Executive Employment Agreement made between Lipocine Inc. (the “Company”) and Morgan Brown (“Executive”) (collectively, the “Parties”), dated effective as of January 7, 2014.

Whereas, the Company desires for Executive to provide services to the Company; and

Whereas, Executive is willing to perform services for the Company on the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree amend and restate in its entirety the Amended and Restated Executive Employment Agreement dated January 7, 2014 as follows:

1.           Employment by the Company.

1.1           Position. Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2           Duties and Location. Executive shall perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report. Executive’s primary office location shall be the Company’s offices located in Salt Lake City, Utah. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel.

1.3           Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.

2.           Compensation.

2.1           Salary. For services to be rendered hereunder, Executive shall initially receive a base salary at the rate of Three Hundred Five Thousand Dollars ($305,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2           Bonus. Executive will be eligible for an annual discretionary bonus of up to Thirty-Five Percent (35%) of Executive’s Base Salary or such higher amount as may be determined by the Company’s Board of Directors (“Board”) (or Compensation Committee thereof) from time to time. Whether Executive receives an annual bonus, and the amount of any such annual bonus, will be determined by the Board in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Bonuses are generally paid by March 15 following the applicable bonus year, and Executive must be an active employee on the date any Annual Bonus is paid in order to earn any such Annual Bonus. Executive will not be eligible for, and will not earn, any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the date Annual Bonuses are paid except as agreed to in Section 3.2.

2.3           Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

2.3           Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses, including cellular phone, incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Additionally, Company will reimburse Executive for expenses related to his certified public accountant status including continuing professional education (including travel and class costs with prior approval of CEO), license renewal, and membership fees for the AICPA and UACPA.

2.4           Other. The Company has D&O insurance coverage and will specifically name Executive as a covered employee under that policy before the Executive will be required to sign any Securities and Exchange Commission filings. The Company will also enter into its standard Indemnification Agreement with Executive.

3.           Termination of Employment; Severance.

3.1           At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination for any reason, Executive shall receive (i) all unpaid salary and unpaid vacation accrued through the separation date; (ii) any payments/benefits to which the Executive is entitled under the express terms of any applicable Company employee benefit plan; and (iii) any unreimbursed valid business expenses for which the Executive has submitted properly documented reimbursement requests. Executive’s right to payment under any then outstanding equity awards shall be governed by their applicable terms.

2.

3.2         Termination Without Cause; Resignation for Good Reason.

(i)           The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Further, Executive may resign at any time for Good Reason (as defined below).

(ii)          In the event Executive’s employment with the Company is terminated by the Company without Cause, the Executive resigns for Good Reason, or if the Executive’s employment is terminated without Cause or Executive resigns for Good Reason, as of, immediately prior to or any time within twelve months following the closing of a Corporate Transaction then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement and satisfies the requirements set forth in Section 4, then Executive shall receive the following severance benefits:

(a)          All unpaid salary and unpaid vacation accrued through the separation date.

(b)          Bonus and other compensation payable hereunder and earned through the effective date of termination or resignation, if any.

(c)          Any payments/benefits to which the Executive is entitled under the express terms of any applicable Company employee benefit plan.

(d)          Any unreimbursed valid business expenses for which the Executive has submitted properly documented reimbursement requests.

(e)          Severance (the “Severance”) in an amount equal to the sum of the following:

(1)         Fifty-two weeks of Base Salary as in effect immediately prior to the separation date; and

(2)         An amount equal to the product of (A) fifty-two, multiplied by (B) Executive’s Base Salary as in effect immediately prior to the separation date divided by fifty-two, multiplied by (C) Executive’s annual bonus percentage target as in effect immediately prior to the separation date.

The Severance shall be subject to standard payroll deductions and withholdings, and payable in a lump-sum on the 60th day following Executive’s Separation from Service.

3.

(f)           If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Employee’s and his covered dependents’ health insurance coverage in effect for himself on the termination date for twelve months, with such payments to cease in the event Executive becomes eligible for health insurance coverage in connection with new employment or Executive ceases to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the payment period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, to be made without regard to Executive’s payment of COBRA premiums.

(g)          The vesting of all of Executive’s equity interests in the Company shall be accelerated such that all equity interests shall be deemed vested and exercisable as of Executive’s last day of employment.

(h)          The exercise period for all of Executive’s equity interests in the Company shall, to the extent permitted under the Second Amended and Restated 2014 Equity Incentive Plan or other applicable plan document, be extended so that such period terminates upon the later of either (1) three years following the Executive’s last day of employment, or (2) the exercise period set forth under the Second Amended and Restated 2014 Equity Incentive Plan, other applicable plan document or applicable option agreement or restricted stock agreement. This paragraph (h) shall operate as an amendment of any applicable option or option agreement.

3.3         Termination for Cause; Resignation Without Good Reason; Death or Disability.

(i)           The Company may terminate Executive’s employment with the Company at any time for Cause. Further, Executive may resign at any time without Good Reason. Executive’s employment with the Company may also be terminated due to Executive’s death or disability.

(ii)          If Executive resigns without Good Reason, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or disability, then (a) Executive will no longer vest in any equity interests subject to vesting, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to any severance benefits, including the Severance.

4.           Conditions to Receipt of the Severance Benefits. Executive’s receipt of the severance benefits set forth in Sections 3.2(ii) and (iii) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No severance benefits will be paid or provided until the Separation Agreement becomes effective.

4.

5.           Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

6.           Definitions.

(i)             Cause. For purposes of this Agreement, “Cause” for termination will have the meaning set forth in the Lipocine Inc. Amended and Restated 2011 Equity Incentive Plan.

(ii)            Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation of employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (a) a material reduction in Executive’s Base Salary, unless the reduction is proportional to an across-the-board decrease affecting all senior executives; (b) a material reduction in Executive’s duties, including responsibilities and/or authorities (it shall be deemed to be a material diminution of Executive’s duties, responsibilities and authorities if the Executive is no longer the sole Chief Financial Officer of the Company (or if the Company has a parent entity, then the Executive must be its sole Chief Financial Officer)); or (c) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than twenty-five (25) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, Executive must provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the cure period.

5.

(iii)          Corporate Transaction. For purposes of this Agreement, “Corporate Transaction” will have the meaning set forth in the Lipocine Inc. Amended and Restated 2011 Equity Incentive Plan.

7.           Proprietary Information Obligations. Executive shall be required to executed and abide by the Company’s standard form of Employee Proprietary Information and Inventions Agreement.

8.           Outside Activities During Employment.

8.1           Non-Company Business. Except with the prior written consent of the Board, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

8.2           No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

9.           Code Section 280G. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Corporate Transaction or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards in such a manner as to produce the least amount of reduction necessary; and (c) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), or (c)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant, except to the extent a different chronology is necessary to produce the least amount of reduction. The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

6.

10.         General Provisions.

10.1         Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

10.2         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

10.3         Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.4         Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

10.5         Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.

10.6         Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.7         Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.8         Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

10.9       Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Utah, without regards to conflicts of law. Any dispute arising out of this Agreement, or the breach thereof, shall be brought in a court of competent jurisdiction in Salt Lake County, the State of Utah; the parties expressly consenting to venue in Salt Lake County, the State of Utah.

[Signature Page Follows]

8.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Lipocine Inc.

By:	/s/ Mahesh Patel
Mahesh Patel, Ph.D.
President and CEO

Executive

/s/ Morgan Brown
Morgan Brown

[Signature Page to Second Restated Employment Agreement – Brown]